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                   AMERICAN ABSORBENTS NATURAL PRODUCTS, INC.
                   EXHIBIT 21 - SUBSIDIARY OF THE REGISTRANT





          Name                                    Jurisdiction of Incorporation
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   American Absorbents, Inc.                                Texas


The corporation listed is a wholly owned subsidiary of the Registrant, and is included in the consolidated financial statements.